As filed with the Securities and Exchange Commission on October 3, 2014, Registration No. 333-131874

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-4 under
The Securities Act of 1933
PROASSURANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	63-1261433 (I.R.S. Employer Identification No.)
100 Brookwood Place
Birmingham, Alabama 35209
(Address of Principal Executive Offices)

W. Stancil Starnes
Chief Executive Officer
100 Brookwood Place
Birmingham, Alabama 35209
(Name and address of agent for service)
(205) 877-4400
(Telephone number, including area code, of agent for service)
Copies of all communications to:
Jack P. Stephenson, Esq.
Burr & Forman LLP
Suite3400 • 420 North 20th Street
Birmingham, Alabama 35203
(205) 458-5201

DESCRIPTION OF AMENDMENT
 ProAssurance Corporation (“ProAssurance” or the “Registrant”) filed a Registration Statement on Form S-4 (No. 333-131874) (the “Registration Statement”) on February 15, 2006 to register 2,480,050 shares of ProAssurance common stock, issuable pursuant to an Agreement and Plan of Merger dated December 8, 2005 (the “Merger Agreement”) whereby Physicians Insurance Company of Wisconsin, Inc. would merge with and into a wholly-owned subsidiary of ProAssurance (the “Merger). The Merger Agreement and the exchange ratio are more specifically described in the Registration Statement.
No additional shares will be issued as a result of the Merger. In accordance with the undertaking of the Registrant in Part II of the Registration Statement, this Post-Effective Amendment No. 1 is being filed to deregister and remove as of the date hereof all shares of common stock registered under the Registration Statement that remain unissued.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Homewood, State of Alabama, on this the third day of October, 2014.

PROASSURANCE CORPORATION
By:	/s/ W. Stancil Starnes
W. Stancil Starnes, J. D.